UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2023

EVmo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39132	81-3028414
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2301 North Sepulveda Boulevard Manhattan Beach, California	90266
(Address of registrant’s principal executive offices)	(Zip code)

(310) 926-2643

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 7, 2023, EVmo, Inc., a Delaware corporation (the “Company”), received correspondence from NFS Leasing, Inc. (“NFS”) pursuant to that certain Master Equipment Finance Agreement No. 2022-0232 by and between the Company and NFS, dated May 25, 2022 (the “NFS EFA”) stating that the Company is in default under the NFS EFA. The correspondence from NFS includes a schedule of amounts purportedly owed to NFS by the Company and a summary of all fees required to be paid by the Company in order to cure the default. Further, NFS has indicated that under the NFS EFA, a default entitles it to declare due and payable all amounts owed under all outstanding schedules and that if the Company fails to timely cure the default, NFS will avail itself of all available rights and remedies.

On July 10, 2023, the Company received correspondence from the principal of Bellridge Capital, L.P. (“Bellridge”) relating to a settlement agreement entered into by and between the Company and Bellridge as of March 16, 2023 (the “Settlement Agreement”). In this correspondence, Bellridge has asserted that the Company is in default of an installment payment it was required to make on July 3, 2023. Bellridge has further stated that an uncured event of default such as the failure to timely make an installment payment entitles it to declare all future installment payments owed pursuant to the Settlement Agreement immediately due and payable, and that it is reserving all rights and remedies available to it under the Settlement Agreement.

On July 12, 2023, the Company received correspondence from Wingspire Equipment Finance LLC (formerly known as Liberty Commercial Finance LLC, (“Wingspire”)) that constitutes a notice of default and reservation of rights under that certain Master Equipment Lease Agreement #32182 by and between the Company and Wingspire dated May 23, 2022 (the “Wingspire ELA”), in which Wingspire asserts that, among other events of default, the Company has: (i) failed to make a rental payment owed under the Wingspire ELA, (ii) failed to pay stipulated loss value for certain equipment, (iii) failed to maintain the equipment leased under the Wingspire ELA free from third-party liens, (iv) experienced an event of default under its senior credit facility, and (v) experienced a material adverse change in its financial condition. In its correspondence, Wingspire has reserved all rights and remedies available to it under the Wingspire ELA.

Item 8.01 Other Events.

The information set forth in Item 2.04 of this Current Report on Form 8-K is incorporated by reference into this Item 8.01.

The event of default under a senior credit facility of the Company referenced by Wingspire in its correspondence is described in a Current Report on Form 8-K filed by the Company on February 17, 2023. That default is continuing as of this date.

All amounts owed by the Company to Wingspire have been paid subsequent to the receipt of its correspondence. However, the Company expects that it will be unable to satisfy the next payment owed under the Wingspire ELA, which is due on August 1, 2023. Also, the other events of default cited in the correspondence from Wingspire remain uncured as of this date.

As indicated in the various notices of default set forth in Item 2.04 herein, the Company has not paid certain of its debts in the ordinary course of business and may not be able to satisfy its debts and related obligations in the future. The Company is in the process of evaluating these events and their potential impact , which may include but are not limited to: incurrence of charges, acceleration of indebtedness, recording of long-term debt as short-term debt, investigations, additional claims and lawsuits. Although the ultimate outcome of these matters is uncertain, the Company expects their actual and potential effects will be material and adverse. Such effects could require that the Company: (i) limit or discontinue, temporarily or permanently, its business plans and operations, (ii) eliminate, reduce or delay capital expenditures, (iii) sell assets, (iv) restructure or refinance some or all of its debt or incur additional debt, if possible, or (v) sell additional common stock or other securities. No assurance can be given that the Company will be able to take any of these actions on favorable terms or at all. Further, the matters described herein and their adverse effects may result in the delay or termination of strategic initiatives previously announced by the Company (including the potential transaction with micromobility.com, Inc. described in a Current Report on Form 8-K filed on June 9, 2023).

It is possible the Company will seek protection under applicable bankruptcy laws or otherwise liquidate and dissolve, in which case it is unlikely that Company shareholders will receive any value for their common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2023	EVmo, Inc.

	By:	/s/ Stephen M. Sanchez
	Name:	Stephen M. Sanchez
	Title:	Chief Executive Officer